[Stereotaxis letterhead]

Contacts:

Stereotaxis, Inc.	Russo Partners, LLC

314-678-6105	212-845-4235

Jim Stolze, Chief Financial Officer	Matthew Haines (investors)

jstolze@stereotaxis.com	matthew.haines@russopartnersllc.com

STEREOTAXIS ANNOUNCES RECORD FIRST QUARTER RESULTS

Management to Host Conference Call Today at 8:30 AM Eastern Daylight Time

St. Louis, MO, May 9, 2007 – Stereotaxis, Inc. (NASDAQ: STXS) today reported revenue of $9.2 million for the quarter ended March 31, 2007, greater than a fourfold increase over the revenue of $1.7 million for the first quarter of 2006.

System revenue amounted to $7.2 million in the first quarter of 2007 compared to $1.0 million in the prior year quarter as a result of the increase in the number of systems recognized. The average system price realized increased approximately 22 percent in the 2007 quarter compared to the 2006 quarter. Disposables, service and accessories revenue increased to $2.0 million from $749,000 in the prior year quarter. Gross profit amounted to $5.9 million in the current quarter, resulting in a 65 percent gross margin for the 2007 quarter, compared to $500,000, or a 29 percent margin for the 2006 quarter. As of March 31, 2007, Stereotaxis had delivered 72 Niobe systems worldwide.

First quarter operating expenses were approximately $16.7 million, compared to $15.0 million incurred during the first quarter of 2006. The increase was primarily attributed to increased salary, benefits and travel expenses associated with expanded sales headcount, offset by lower research and development costs compared to the prior year quarter.

Net loss for the first quarter ended March 31, 2007 was approximately $10.5 million, compared to $14.6 million reported in the prior year quarter. Net loss per diluted share for the current quarter was $0.31 compared to the $0.47 loss reported for the prior year quarter. Diluted earnings per share were based on 34.4 million and 31.2 million weighted average shares outstanding, respectively, for the two quarters. The change in weighted average shares relates primarily to the issuance of 1.9 million shares in the Company’s sale of common stock in a registered direct offering completed in March 2007 pursuant to a shelf registration and the exercise of warrants during 2006.

At March 31, 2007, Stereotaxis had purchase orders and other commitments for its Niobe® systems of approximately $49 million. The Company does not include orders for disposables, service or accessories in its backlog data. These purchase orders and commitments are subject to contingencies that are outside our control and may be revised, modified or canceled.

“We are very pleased with the performance of the Company in the first quarter of 2007. With approximately $11 million in new orders and total revenue for the quarter of $9.2 million, we have established the foundation for our expected 2007 full year objectives”, commented Bevil Hogg, Chief Executive Officer of Stereotaxis. “We are also excited about the recent approvals of the eight millimeter catheter in the U.S. and receipt of the CE Mark for the irrigated catheter, leaving only the FDA approval of the irrigated catheter to provide a full complement of ablation catheters to clinicians worldwide. We look forward to another exciting Heart Rhythm Society meeting beginning tomorrow, and believe that the scheduled symposium and other activities will further demonstrate advantages of the Stereotaxis Niobe system.”

Stereotaxis ended the first quarter with cash and investments of approximately $49.4 million, as compared to approximately $37.0 million at year-end 2006. Total debt at March 31, 2007 amounted to approximately $1.7 million.

The Company continues to expect that total revenue for the year ending December 31, 2007 will be in the range of 90 percent to more than 100 percent greater than the $27.2 million recorded in the year ended December 31, 2006. To reiterate, Stereotaxis’ sales cycle, similar to other companies selling capital equipment to hospitals, is relatively long and can be subject to lumpiness from quarter to quarter, as hospital budget decisions and equipments installation schedules are often subject to last-minute delays. Prudence dictates that investors should anticipate the occasional impact on the Company’s quarterly results of such unexpected delays.

The Company will host a conference call today at 8:30 a.m. Eastern Daylight Time to discuss the results for the quarter. To participate in the conference call, please dial 888.868.9083 (Domestic) or 973.935.8512 (International) a few minutes before 8:30 a.m. ET. A replay of the conference call will be available from 10:30 a.m. ET on May 9, 2007 until 9:30 a.m. p.m. ET on May 16, 2007. The replay dial in number is 877.519.4471 (Domestic) or 973.341.3080 (International). The replay pin number is 8739988.

The call will also be available on the Internet live and for 90 days thereafter at the following URL:

http://www.videonewswire.com/event.asp?id=39485

About Stereotaxis

Stereotaxis designs, manufactures and markets an advanced cardiology instrument control system for use in a hospital’s interventional surgical suite to enhance the treatment of arrhythmias and coronary artery disease. The Stereotaxis System is designed to enable physicians to complete more complex interventional procedures by providing image guided delivery of catheters and guidewires through the blood vessels and chambers of the heart to treatment sites. This is achieved using computer-controlled, externally applied magnetic fields that govern the motion of the working tip of the catheter or guidewire, resulting in improved navigation, shorter procedure time and reduced x-ray exposure. The core components of the Stereotaxis system have received regulatory clearance in the U.S., Europe and Canada.

This press release includes statements that may constitute “forward- looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that we will recognize revenue related to our purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of our control. In addition, these orders and commitments may be revised, modified or canceled, either by their express terms, as a result of negotiations, or by project changes or delays.

STEREOTAXIS, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
Systems revenue	$7,207,443	$982,597
Disposables, service and accessories revenue	1,953,512	749,196

Total revenue	9,160,955	1,731,793
Cost of revenue	3,250,348	1,231,991

Gross margin	5,910,607	499,802
Operating expenses:
Research and development	5,694,691	6,129,870
General and administration	4,942,935	4,019,751
Sales and marketing	6,079,923	4,873,377

Total operating expenses	16,717,549	15,022,998

Operating loss	(10,806,942)	(14,523,196)
Interest income	382,454	480,992
Interest expense	(79,617)	(553,102)

Net loss	$(10,504,105)	$(14,595,306)

Net loss per common share:
Basic and diluted	$(0.31)	$(0.47)

Weighted average shares used in computing net loss per common share:
Basic and diluted	34,409,573	31,155,200

STEREOTAXIS, INC.
BALANCE SHEETS

	March 31, 2007	December 31, 2006
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$46,444,382	$15,210,493
Short-term investments	2,993,211	21,773,288
Accounts receivable, net of allowance of $91,514 and $90,716 in 2007 and 2006, respectively	11,849,893	15,280,628
Current portion of long-term receivables	—	163,362
Inventories	10,019,323	8,285,825
Prepaid expenses and other current assets	1,635,426

Total current assets	72,942,235	63,294,369
Property and equipment, net	5,395,515	4,130,295
Intangible assets, net	1,511,111	1,544,444
Long-term receivables	400,740	—
Other assets	316,410	321,552

Total assets	$80,566,011	$69,290,660

Liabilities and stockholders’ equity
Current liabilities:
Current maturities of long-term debt	$1,500,000	$1,666,666
Accounts payable	5,030,490	5,555,121
Accrued liabilities	11,030,310	10,025,231
Deferred contract revenue	5,058,903	5,663,553

Total current liabilities	22,619,703	22,910,571
Long term debt, less current maturities	222,223	305,556
Long term deferred contract revenue	1,098,612	1,220,174
Other liabilities	459,908	65,367
Stockholders’ equity:
Preferred stock, par value $0.001; 10,000,000 shares authorized at 2007 and 2006; none outstanding at 2007 and 2006	—	—
Common stock, par value $0.001; 100,000,000 shares authorized at 2007 and 2006; 36,846,794 and 34,755,397 issued at 2007 and 2006, respectively	36,847	34,755
Additional paid-in capital	270,789,228	248,908,918
Treasury stock, 40,151 shares at 2007 and 2006	(205,999)	(205,999)
Accumulated deficit	(214,454,944)	(203,950,839)
Accumulated other comprehensive gain/(loss)	433	2,157

Total stockholders’ equity	56,165,565	44,788,992

Total liabilities and stockholders’ equity	$80,566,011	$69,290,660